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                                                                     Exhibit 21


                             SUBSIDIARIES OF THE REGISTRANT


The Chapman Co., a Maryland corporation

Charles A. Bell & Co., Inc., a California corporation

Charles A. Bell Securities Corp., a California corporation

Charles A. Bell Asset Management Corp., a California corporation